WESTERN ALLIANCE BANCORPORATION
INSIDER TRADING POLICY
1    Trading in Securities While in Possession of Material Nonpublic Information is Prohibited
The purchase or sale of securities by any person who possesses material nonpublic information is a violation of federal and state securities laws. Furthermore, it is important that the appearance, as well as the fact, of trading on the basis of material nonpublic information be avoided. Therefore, it is the policy of Western Alliance Bancorporation (“WAL” or, together with its subsidiaries, the “Company”) that any person subject to this Policy who possesses material nonpublic information pertaining to the Company may not trade in the Company’s securities advise anyone else to do so, or communicate the information to anyone else until the information has been disseminated to the public or is no longer material.
No Covered Person (as defined below) who is aware of material nonpublic information relating to the Company may, directly or indirectly, such as through family members or other persons or entities,
•Buy, sell or gift securities of the Company, other than pursuant to a trading plan that complies with Rule 10b5-1 promulgated by the Securities and Exchange Commission (“SEC”) or a transaction described under the heading “Employee Benefit Plans”,
•engage in any other action to take personal advantage of that information, or
•pass that information on to others outside the Company, including friends and family (a practice referred to as “tipping”).
In addition, no officer, director, employee or consultant of the Company who, in the course of working for the Company, learns of material nonpublic information of another company, such as a customer, supplier, vendor, or a potential party to a transaction with the Company, may trade in such company’s securities, until that information becomes public or is no longer material. For the avoidance of doubt, this Policy does not extend to trading in the securities of another company where such trading is based upon the trading person’s general knowledge of the industry and its prospects and not specific nonpublic information about the Company or such other company obtained as described in the immediately preceding sentence.
2    All Employees, Officers, Directors and Their Family Members and Affiliates Are Subject to this Policy
This Policy applies to (i) all directors, officers, employees and consultants of the Company, (ii) entities (such as trusts, limited partnerships and corporations) over which such individuals have or share voting or investment control (“Controlled Entities”) and (iii) family members of such individuals who reside with them (including a spouse, child, child away at college, stepchildren, grandchildren, parents, stepparents, grandparents, siblings and in-laws), others who live in such individuals’ households and any family members whose transactions in Company securities are directed by such individuals or are subject to such individual’s influence or control (such as parents or children who consult with such individuals before trading in Company securities) (“Family Members” and, collectively with directors, officers, employees and consultants of the Company and Controlled Entities, “Covered Persons”). For the purposes of this Policy, the term “employee” includes officers, outside directors and consultants of the Company. This Policy also applies to any other persons whom the Company’s insider trading Compliance Officer may designate because they have access to material nonpublic information concerning the Company, as well as any person who receives material nonpublic information from any Company insider. Employees, officers and directors are responsible for ensuring compliance by Family Members and Controlled Entities and should treat all such transactions by any of the foregoing as if the transactions were for such employee’s, officer’s or director’s own account.
{00133642; v1}

3    Executive Officers, Directors and Certain Named Employees Are Subject to Additional Restrictions
3.1    Section 16 Insiders.
The Company has designated those persons listed on Exhibit A attached hereto as the directors and executive officers who are subject to the reporting provisions and trading restrictions of Section 16 of the Securities Exchange Act of 1934 (the “Exchange Act”) and the underlying rules and regulations promulgated by the SEC. Each person listed on Exhibit A is referred to herein as a “Section 16 Insider.” The Company will amend Exhibit A from time to time as necessary to reflect changes in those persons designated as Section 16 Insiders, and the Compliance Officer will notify the affected individuals of such changes.
3.2    Insider Employees.
The Company has designated those persons listed on Exhibit B attached hereto as employees who have frequent access to material nonpublic information concerning the Company (“Insider Employees”). The Company will amend Exhibit B from time to time as necessary to reflect changes in those persons designated as Insider Employees, and the Compliance Officer will notify the affected individuals of such changes.
3.3    Additional Restrictions.
Because Section 16 Insiders and other Insider Employees are more likely than other employees to possess material nonpublic information about the Company, and in light of the reporting requirements to which Section 16 Insiders are subject under Section 16 of the Exchange Act, Section 16 Insiders and other Insider Employees are subject to the additional restrictions set forth in Appendix A hereto. For purposes of this Policy, Section 16 Insiders and other Insider Employees are referred to herein as “Insiders.”

4    Insider Trading Compliance Officer
The Company has designated the Chief Legal Officer as its Insider Trading Compliance Officer (the “Compliance Officer”).
The duties of the Compliance Officer will include the following:
1.    Administering this Policy and monitoring and enforcing compliance with all Policy provisions and procedures.
2.    Responding to all inquiries relating to this Policy and its procedures.
3.    Designating and announcing special trading blackout periods during which no Insiders may trade in Company securities.
4.    Providing copies of this Policy and other appropriate materials to all current and new directors, officers and employees, and such other persons as the Compliance Officer determines have access to material nonpublic information concerning the Company.
5.    Administering, monitoring and enforcing compliance with federal and state insider trading laws and regulations; and assisting in the preparation and filing of all required SEC reports relating to trading in Company securities, including Forms 3, 4, 5 and Schedules 13D and 13G, with the exception of 144 filings, which are handled by the Insider’s broker.
{00133642; v1}

6.    Maintaining a record of brokers through which Section 16 Insiders are authorized to trade Company securities.
7.    Revising the Policy as necessary to reflect changes in federal or state insider trading laws and regulations.
8.    Maintaining as Company records originals or copies of all documents required by the provisions of this Policy or the procedures set forth herein, and copies of all Section 16 reports, including Forms 3, 4, and 5.
9.    Maintaining the accuracy of the list of Section 16 Insiders as set forth on Exhibit A, the list of Insider Employees as set forth on Exhibit B, the contact information set forth on Exhibit C, and updating such lists periodically as necessary to reflect changes. Any such updates by the Compliance Officer do not require approval of the Board, but are subject to annual review by the Committee, as that term is defined herein.
The Compliance Officer may designate one or more individuals who may perform the Compliance Officer’s duties in the event that the Compliance Officer is unable or unavailable to perform such duties. In fulfilling his or her duties under this Policy, the Compliance Officer (and any such designee) shall be authorized to consult with the Company’s outside counsel.
5    Applicability of this Policy to Transactions in Company Securities
5.1    General Rule.
This Policy applies to all transactions in the Company’s securities, including common stock and any other securities the Company may issue from time to time, such as preferred stock, notes, warrants and convertible debentures, as well as derivative securities relating to the Company’s stock, whether or not issued by the Company, such as exchange-traded options. For purposes of this Policy, the terms “transaction” and “trade” include any transaction in the Company’s securities, including purchases, sales, gifts and pledges.
5.2    Employee Benefit Plans.
Stock Option Plans. The trading prohibitions and restrictions set forth in this Policy do not apply to the exercise of stock options acquired pursuant to the Company’s plans solely for cash, but do apply to all sales of securities acquired through the exercise of stock options. Thus, this Policy does apply to the “same-day sale” or cashless exercise of Company stock options.
Employee Stock Purchase Plans. The trading prohibitions and restrictions set forth in this Policy do not apply to purchases of Company securities in employee stock purchase plans or employee benefit plans (e.g., a pension or 401(k) Plan) resulting from periodic contributions by the Company or employees to such plans pursuant to the employee’s advance instructions. This Policy does apply, however, to certain elections an employee may make under employee stock purchase plans or employee benefit plans, including: (a) the initial election to participate in the plan for any enrollment period; (b) an election to increase or decrease the percentage of your periodic contributions that will be allocated to the plan; (c) an election to make an intra-plan transfer of an existing account balance into or out of the plan; (d) an election to borrow money against the plan account if the loan will result in a liquidation of some or all of the Company stock fund balance; and (e) an election to pre-pay a loan if the pre-payment will result in allocation of loan proceeds to the plan. Any sale of securities acquired under such plans is subject to the prohibitions and restrictions of this Policy.
Tax Withholding Rights. The trading prohibitions and restrictions set forth in this Policy do not apply to the exercise of tax withholding rights pursuant to which an officer or other employee elects to have the Company withhold shares to satisfy any tax withholding requirements.
{00133642; v1}

6    Definition of “Material Nonpublic Information”
6.1    “Material”.
Information about the Company is “material” if it would be expected to affect the investment or voting decisions of a reasonable shareholder or investor, or if the disclosure of the information would be expected to significantly alter the total mix of the information in the marketplace about the Company. In simple terms, material information is any type of information, which could reasonably be expected to affect the market price of the Company’s securities. Both positive and negative information may be material. While it is not possible to identify all information that would be deemed material, the following types of information ordinarily would be considered material:
•Financial performance, especially quarterly and year-end operating results, significant changes in financial performance or liquidity, and availability of credit.
•Financial projections and strategic/operational plans regarding the Company.
•Potential mergers or acquisitions, the sale of Company assets or major partnering agreements.
•New major contracts, customers or finance sources or the loss thereof.
•Significant related party transactions.
•Stock splits, stock buybacks, public or private securities/debt offerings, or changes in Company dividend policies or amounts.
•Significant changes in senior management or membership of the Board of Directors.
•A Company restructuring.
•Asset quality issues.
•Regulatory enforcement actions.
•Actual or threatened major litigation, or the resolution of such litigation.
•Changes in the Company’s credit rating.
•A significant cybersecurity incident.
•Contents of forthcoming publications that may affect the market price of Company securities.
•Voluntary calls or redemptions of debt or preferred stock of the Company.
6.2     “Nonpublic”.
Material information is “nonpublic” if it has not been widely disseminated to the general public through a report filed with the SEC or through major newswire services, national news services or financial news services. For the purpose of this Policy, information will be considered public on the second full trading day following the Company’s widespread public release of the information.
6.3    Consult the Compliance Officer When in Doubt.
Any employees who are unsure whether the information that they possess is material or nonpublic must consult the Compliance Officer for guidance before trading in any Company securities.
{00133642; v1}

7    Employees May Not Disclose Material Nonpublic Information to Others or Make Recommendations Regarding Trading in Company Securities
No employee may disclose material nonpublic information concerning the Company to any other person (including family members) where such information may be used by such person to his or her advantage in the trading of the securities of the Company, a practice commonly known as “tipping.” No employee or related person may make recommendations or express opinions as to trading in the Company’s securities while in possession of material nonpublic information, except such person may advise others not to trade in the Company’s securities if doing so might violate the law or this Policy.
8    Only Designated Company Spokespersons Are Authorized to Disclose Material Nonpublic Information
The Company is required under the federal securities laws to avoid the selective disclosure of material nonpublic information. The Company has established procedures for releasing material information in a manner that is designed to achieve broad dissemination of the information immediately upon its release. Employees may not, therefore, disclose material nonpublic information to anyone outside the Company, including family members and friends, other than in accordance with those established procedures. Any inquiries from outsiders regarding material nonpublic information about the Company should be forwarded to the Compliance Officer.
9    Certain Types of Transactions Are Prohibited
9.1    Short Sales.
Short sales of the Company’s securities evidence an expectation on the part of the seller that the securities will decline in value, and therefore signal to the market that the seller has no confidence in the Company or its short-term prospects. In addition, short sales may reduce the seller’s incentive to improve the Company’s performance. For these reasons, short sales of the Company’s securities are prohibited by this Policy. In addition, Section 16(c) of the Exchange Act expressly prohibits executive officers and directors from engaging in short sales.
9.2    Publicly Traded Options.
A transaction in options is, in effect, a bet on the short-term movement of the Company’s stock and therefore creates the appearance that the director or employee is trading based on inside information. Transactions in options also may focus the director’s or employee’s attention on short-term performance at the expense of the Company’s long-term objectives. Accordingly, transactions in puts, calls or other derivative securities involving the Company’s stock, on an exchange or in any other organized market, are prohibited by this Policy. (Option positions arising from certain types of hedging transactions are governed by the section below captioned “Hedging Transactions.”)
9.3    Hedging Transactions.
Certain forms of hedging or monetization transactions, such as zero-cost collars and forward sale contracts, allow an employee to lock in much of the value of his or her stock holdings, often in exchange for all or part of the potential for upside appreciation in the stock. These transactions allow the employee to continue to own the covered securities, but without the full risks and rewards of ownership. When that occurs, the employee may no longer have the same objectives as the Company’s other shareholders. Therefore, such transactions involving the Company’s securities are prohibited by this Policy.
{00133642; v1}

9.4    Margin Accounts and Pledges.
Securities held in a margin account may be sold by the broker without the customer’s consent if the customer fails to meet a margin call. Similarly, securities pledged (or hypothecated) as collateral for a loan may be sold in foreclosure if the borrower defaults on the loan. Because a margin sale or foreclosure sale may occur at a time when the pledger is aware of material nonpublic information or is not permitted to trade in Company securities, directors and executive officers may not hold Company securities in a margin account or pledge Company securities as collateral for any other loan, except as set forth in the Company’s Stock Ownership Guidelines. If Company securities are pledged as collateral for margin purchases or a loan by a director or executive officer, the executive officer or director must notify his or her brokers of his or her status as a Rule 144 affiliate, and ensure Company securities are marked as requiring pre-clearance to prevent the possibility of a Section 16 violation, liability for insider trading or Rule 144 violation due to a margin call.
10    The Company May Suspend All Trading Activities by Employees
In order to avoid any questions and to protect both employees and the Company from any potential liability, from time to time the Company may impose a “blackout” period during which some or all of the Company’s employees may not buy, sell or gift the Company’s securities. The Compliance Officer will impose such a blackout period if, in his/her judgment, there exists nonpublic information that would make trades by the Company’s employees (or certain of the Company’s employees) inappropriate in light of the risk that such trades could be viewed as violating applicable securities laws. Imposition of a trading blackout is itself material nonpublic information and must be kept strictly confidential; provided, however, that employees are expected to disclose the existence of a blackout period to Family Members and Controlled Entities for the sole purpose of ensuring compliance with this Policy.
11    Violations of Insider Trading Laws or this Policy can Result in Severe Consequences
11.1    Civil and Criminal Penalties.
The consequences of prohibited insider trading or tipping can be severe. Persons violating insider trading or tipping rules may be required to disgorge the profit made or the loss avoided by the trading, pay civil penalties up to three times the profit made or loss avoided, face private action for damages, as well as being subject to possible criminal penalties, including up to 20 years in prison and fines of up to $5 million. The Company and/or the supervisors of the person violating the rules may also be required to pay major civil or criminal penalties.
11.2    Company Discipline.
Violation of this Policy or federal or state insider trading laws by any director, officer or employee may subject the director to removal proceedings and the officer or employee to disciplinary action by the Company, including termination for cause, whether or not any civil or criminal penalties arise from such violation.
11.3    Reporting Violations.
Any person who violates this Policy or any federal or state laws governing insider trading, or knows of any such violation by any other person, must report the violation immediately to the Compliance Officer. Upon learning of any such violation, the Compliance Officer, in consultation with the Company’s legal counsel, will determine whether the Company should release any material nonpublic information or whether the Company should report the violation to the SEC or other appropriate governmental authority.
{00133642; v1}

12    Every Individual Is Responsible
Every employee has an individual responsibility to comply with this Policy against illegal insider trading. An employee may, from time to time, have to forego a proposed transaction in the Company’s securities even if he or she planned to make the transaction before learning of the material nonpublic information and even though the employee believes that he or she may suffer an economic loss or forego anticipated profit by waiting.
13    This Policy Continues to Apply Following Termination of Employment or Director Service
The Policy continues to apply to transactions in the Company’s securities even after termination of employment or service as a director. If an employee is in possession of material nonpublic information when his or her employment terminates or a director is in possession of material nonpublic information when his or her service terminates, he or she may not trade in the Company’s securities until that information has become public or is no longer material.
14    The Compliance Officer Is Available to Answer Questions about this Policy
Please direct all inquiries regarding any of the provisions or procedures of this Policy to the Compliance Officer.
15    Nominating and Corporate Governance Committee
The Nominating and Corporate Governance Committee (the "Committee") will be responsible for monitoring and recommending any modification to the Insider Trading Policy, if necessary or advisable, to the Board of Directors.
16    This Policy Is Subject to Revision
The Company may change the terms of this Policy from time to time to respond to developments in law and practice. The Company will take steps to inform all affected persons of any material change to this Policy.
17    All Employees Must Acknowledge Their Agreement to Comply with this Policy
This Policy will be provided to all employees on an annual basis through the Company’s computer based training program, will be made available to all employees on the Company’s intranet, and will be delivered to all new employees at the start of their employment or relationship with the Company. Upon first receiving a copy of the Policy or any revised versions, each employee must acknowledge that he or she has received a copy and agrees to comply with the Policy’s terms. This acknowledgment and agreement will constitute consent for the Company to impose sanctions for violation of this Policy and to issue any necessary stop-transfer orders to the Company’s transfer agent to enforce compliance with this Policy.
18    You Are Responsible for Your Compliance with this Policy
The ultimate responsibility for adhering to this Policy and determining whether an individual is in possession of material nonpublic information rests with that individual. Any action on the part of the Company, the Compliance Officer, the Legal Department or any other employee, officer or director pursuant to this Policy (or otherwise) does not in any way constitute legal advice or insulate an individual from liability under applicable securities laws. Violations of this Policy could be subject to severe legal penalties, as well as disciplinary action by the Company, including termination of employment.

{00133642; v1}

19    Appendices
Appendix A.     Special Restrictions on Transactions in Company Securities by Section 16 Insiders and Insider Employees
I.    Overview
To minimize the risk of apparent or actual violations of the rules governing insider trading, we have adopted these special restrictions relating to transactions in Company securities by all Insiders. As with the other provisions of this Policy, Insiders are responsible for ensuring compliance with this Appendix A, including restrictions on all trading during certain periods, by Family Members and Controlled Entities. Insiders should provide each of these persons or entities with a copy of this Policy.
II.    Trading Window
In addition to the restrictions that are applicable to all employees, any trade (including gifts and pledges) involving the Company’s securities by an Insider, such Insider’s Family Members or such Insider’s Controlled Entities that is subject to the Insider Trading Policy will be permitted only during an open “trading window.” The trading window generally opens on the second full trading day following the public issuance of the Company’s earnings release for the most recent fiscal quarter and closes at the close of trading on the 15th day of the last month of a fiscal quarter. In addition to the times when the trading window is scheduled to be closed, the Company may impose a special blackout period at its discretion due to the existence of material nonpublic information, such as a pending acquisition, that is likely to be widely known among Insiders. Following termination of employment or other service, Insiders will be subject to the trading window, as well as any special blackout period in effect at the time of termination, for one full fiscal quarter thereafter. Even when the trading window is open, Insiders and other Company personnel are prohibited from trading in the Company’s securities while in possession of material nonpublic information. The Compliance Officer will advise Insiders via email of any special blackout period.
III.    Exemptions
The Compliance Officer may, on a case-by-case basis, authorize a transaction in the Company’s securities outside of the trading window (but in no event during a special blackout period). Any request for an exemption must be in writing and must describe the amount and nature of the proposed transaction and the circumstances requiring the transaction. (The request may be made as part of a pre-clearance request, so long as it is in writing.) The Insider requesting the exemption must also certify to the Compliance Officer within two business days prior to the date of the proposed trade that he or she is not in possession of material nonpublic information concerning the Company.
The existence of the foregoing procedure does not in any way obligate the Compliance Officer to approve any exemption requested by an Insider.
IV.    Individual Account Plan Blackout Periods
Certain trading restrictions apply during a blackout period applicable to any individual account plan in which participants may hold Company stock (such as the Company’s 401(k) Plan). For the purpose of such restrictions, a “blackout period” is a period in which the plan participants are temporarily restricted from making trades in Company stock. During any blackout period, Insiders are prohibited from trading in shares of the Company’s stock that were acquired in connection with such director’s or officer’s service or employment with the Company. Such trading restriction is required by law, and no exemptions are available. The Company will notify Insiders in the event of any blackout period.
V.    Special Guidelines for 10b5-1 Trading Plans
Notwithstanding the foregoing, an Insider will not be deemed to have violated the Insider Trading Policy if he or she effects a transaction that meets all of the enumerated criteria below.
{00133642; v1}

A.    The transaction must be made pursuant to a documented contract, instruction, or plan (the “Plan”) entered into in good faith and when the Insider was not aware of material nonpublic information that complies with all provisions of Rule 10b5-1 (the “Rule”), including, without limitation:
1.    Each Plan must:
a.    specify the amount of securities to be purchased or sold and the price at which and the date on which the securities are to be purchased or sold, or
b.    include a written formula or algorithm, or computer program, for determining the amount of securities to be purchased or sold and the price at which and the date on which the securities are to be purchased or sold.
2.    In any case, such Plan must prohibit the Insider and any other person who possesses material nonpublic information from exercising any subsequent influence over how, when, or whether to effect purchases or sales.
B.    Each Plan must be approved prior to the effective time of any transactions under such Plan by the Compliance Officer, in consultation with the Company’s outside counsel if necessary. The Company reserves the right to withhold approval of any Plan that the Compliance Officer determines, in its sole discretion,
1.    fails to comply with the Rule, or
2.    exposes the Company or the Insider to liability under any other applicable state or federal rule, regulation or law, or
3.    creates any appearance of impropriety, or
4.    fails to meet the guidelines established by the Company, or
5.    otherwise fails to satisfy review by the Compliance Officer for any reason, such failure to be determined in the sole discretion of the Compliance Officer.
C.    Any modifications to the Plan or deviations from the Plan or terminations of the Plan without prior approval of the Compliance Officer will result in a failure to comply with the Insider Trading Policy. Any such modifications or deviations are subject to the approval of the Compliance Officer in accordance with Section B above.
D.    Each Plan must be established or modified at a time when the trading window is open. Even when the trading window is open, Insiders are prohibited from establishing or modifying a Plan while in possession of material nonpublic information.
E.    For directors and Section 16 Insiders, each Plan must have a cooling-off period, during which time no transactions may be effected under the Plan, that is the later of: (a) ninety (90) days after the adoption of the Plan or (b) two (2) business days following the disclosure of the Company’s financial results in a Form 10-Q or Form 10-K for the completed fiscal quarter in which the Plan was adopted; provided that this cooling-off period is subject to a maximum of one hundred twenty (120) days after adoption of the Plan. For all other Insiders, each Plan must have a cooling-off period, during which time no transactions may be effected under the Plan, that is thirty (30) days after the adoption of the Plan. These cooling-off periods also apply to any modification of a Plan, unless the modification does not change the amount of securities to be purchased or sold, the price at which or the date on which the securities are to be purchased or sold, including due to changes in the formula, algorithm or computer program used to determine such amounts, prices and dates.
F.    Each Plan must provide appropriate mechanisms to ensure that the Insider complies with all rules and regulations, including Rule 144, Rule 701 and Section 16(b), applicable to securities transactions under the Plan by the Insider.
{00133642; v1}

G.    Each Plan must provide for the suspension of all transactions under such Plan in the event that the Company, in its sole discretion, deems such suspension necessary and advisable, including suspensions necessary to comply with trading restrictions imposed in connection with any lock-up agreement required in connection with a securities issuance transaction or other similar events.
H.    The Company will publicly disclose the adoption, modification or termination of a Plan during a fiscal quarter, as well as the material terms of the Plan (including name and title, date of adoption, modification or termination of the plan, duration of the Plan, the aggregate number of securities to be sold or purchased under the Plan, and a description of any modification of the Plan) on an individualized basis as required by applicable securities laws. The Company is also required to disclose certain written trading arrangements that are not designed to satisfy Rule 10b5-1.
I.    None of the Company, the Compliance Officer nor any of the Company’s officers, employees or other representatives shall be deemed, solely by their approval of an Insider’s Plan, to have represented that any Plan complies with the Rule or to have assumed any liability or responsibility to the Insider or any other party if such Plan fails to comply with the Rule.
VI.    Pre-Clearance of Trades
As part of the Company’s Insider Trading Policy, all trades (including all purchases, sales, gifts and pledges) of equity securities of the Company by Section 16 Insiders, their Family Members and their Controlled Entities, other than transactions that are not subject to the Policy or transactions pursuant to a Rule 10b5-1 trading plan approved by the Compliance Officer, must be pre-cleared by the Compliance Officer or his/her designees. The intent of this requirement is to prevent inadvertent violations of the Policy, avoid trades involving the appearance of improper insider trading, facilitate timely Form 4 reporting and avoid transactions that are subject to disgorgement under Section 16(b) of the Exchange Act.
Requests for pre-clearance must be submitted to the Compliance Officer at least one business day in advance of each proposed transaction. (A request for pre-clearance of an unusual or complex transaction, such as for estate planning purposes, should be submitted as far in advance as possible.) To request pre-clearance of a transaction, a Section 16 Insider must submit the request to the Compliance Officer by email, with a copy to the Company’s Securities Counsel and Corporate Paralegal (such contact information is provided in Exhibit C hereof, which will be periodically updated by the Compliance Officer in accordance with Section 4 of the Company’s Insider Trading Policy). If the Section 16 Insider submits the request by email and does not receive a response from the Compliance Officer within 24 hours, the Section 16 Insider will be responsible for following up to ensure that the message was received.
A request for pre-clearance should provide the following information:
•The nature of the proposed transaction and the expected date of the transaction.
•The number of shares involved.
•If the transaction involves a stock option exercise, the specific option to be exercised and the manner of exercise (e.g., “same-day sale” or “cashless exercise”).
•Contact information for the broker who will execute the transaction.
•Whether the Section 16 Insider has effected any non-exempt “opposite-way” transactions within the past six months.
•Whether the Section 16 Insider is in possession of information that might be viewed as material nonpublic information.
{00133642; v1}

Once the proposed transaction is pre-cleared, the Section 16 Insider may proceed with it on the approved terms, provided that he or she complies with all other securities law requirements, such as Rule 144 and prohibitions regarding trading on the basis of inside information, and with any special trading blackout imposed by the Company prior to the completion of the trade. The Section 16 Insider and his or her broker will be responsible for immediately reporting the results of the transaction as further described below.
In addition, pre-clearance is required for the establishment of a Rule 10b5-1 trading plan. However, pre-clearance will not be required for individual transactions effected pursuant to a pre-cleared Rule 10b5-1 trading plan that specifies or establishes a formula for determining the dates, prices and amounts of planned trades. Of course, for Section 16 Insiders, the results of transactions effected under a trading plan must be reported immediately to the Company since they will be reportable on Form 4 within two business days following the execution of the trade, subject to an extension of not more than two additional business days where the Section 16 Insider is not immediately aware of the execution of the trade.
The Compliance Officer is under no obligation to approve a transaction submitted for pre-clearance and may determine not to permit the transaction. If a Section 16 Insider seeks pre-clearance and permission to engage in the transaction is denied, then such person should refrain from initiating any transaction in the Company’s securities and should not inform any other person of the restriction.
VII.    Brokers
Each market transaction in the Company’s stock by a Section 16 Insider, or any person whose trades must be reported by that Insider on Form 4 (such as a member of the Insider’s immediate family who lives in the Insider’s household), must be executed by a broker approved by the Company.
A Section 16 Insider and any broker that handles the Section 16 Insider’s transactions in the Company’s stock will be required to agree that:
•The Section 16 Insider authorizes the broker to immediately report directly to the Company the details of all transactions in Company equity securities executed by the broker in the Insider’s account and the accounts of all others designated by the Insider whose transactions may be attributed to the Insider.
•The broker agrees not to execute any transaction for the Section 16 Insider or any of the foregoing designated persons (other than under a pre-approved Rule 10b5-1 trading plan) until the broker has verified with the Company that the transaction has been pre-cleared.

The broker agrees to immediately report the transaction details described below (including transactions under Rule 10b5-1 trading plans) directly to the Company and to the Insider by telephone and in writing (by fax or email).
VIII.    Reporting of Transactions
To facilitate timely reporting under Section 16 of the Exchange Act of transactions in Company stock, Section 16 Insiders are required to (a) report the details of each transaction immediately after it is executed and (b) arrange with persons whose trades must be reported by the Section 16 Insider under Section 16 (such as immediate family members living in the Insider’s household) to immediately report directly to the Company and to the Insider the details of any transactions they have in the Company’s stock.
Transaction details to be reported include:
•    Transaction date (trade date).
•    Number of shares involved.
{00133642; v1}

•    Price per share at which the transaction was executed (before addition or deduction of brokerage commissions and other transaction fees), including the weighted average purchase or sale price (if applicable).
•    If the transaction was a stock option exercise, the specific option exercised.
•    Contact information for the broker who executed the transaction.
The transaction details must be reported to the Compliance Officer, with copies to the Company personnel who will assist the Section 16 Insider in preparing his or her Form 4.
IX.    Form 4 Reporting
Under Section 16, most trades by Section 16 Insiders are subject to reporting on Form 4 within two business days following the trade date (which in the case of an open market trade is the date when the broker places the buy or sell order, not the date when the trade is settled). To facilitate timely reporting, all transactions that are subject to Section 16 must be reported to the Company on the same day as the trade date, or, with respect to transactions effected pursuant to a Rule 10b5-1 plan, on the day the Section 16 Insider is advised of the terms of the transaction. Each Section 16 Insider is responsible for providing correct and timely information regarding all transactions.
The legal obligation to make a required Form 4 filing is that of the Section 16 Insider. The Company has historically made, and currently plans to continue to make, all such filings on each Section 16 Insider’s behalf as a courtesy. Once the Form 4 is prepared, the Company will make reasonable efforts to return a draft to the Section 16 Insider via email for approval or correction if appropriate. Once the Section 16 Insider approves the Form 4 via email, it will be filed via EDGAR on the filer’s behalf. If the Section 16 Insider has not responded via email to approve or correct the draft Form 4 by noon on the second business day after the transaction, the Compliance Officer or CFO may authorize filing the Form 4 on the filer’s behalf, as prepared, pursuant to the power of attorney. Proofs of filing will be sent via email as soon as confirmation is received. Similarly, in instances when review of a Form 4 by the filer prior to filing is not possible, designated Company personnel will file your Form 4 on your behalf under a power of attorney. Any errors will be corrected on an amended filing.
X.    The Ultimate Responsibility Rests on You
While the Company will assist executive officers and directors with Section 16 compliance, it will remain your legal obligation to ensure that your filings are made timely and correctly, and that you do not engage in unlawful short-swing transactions. The Company can only facilitate your compliance to the extent you provide the Company with the information required by this Policy. The Company does not assume any legal responsibility in this regard. If you would like more detailed information regarding your Section 16 obligations, please contact the Compliance Officer.

Appendix B.      Exhibits
Exhibit A. Section 16 Insiders

EXECUTIVE OFFICERS

Name    Title
Kenneth A. Vecchione    President and Chief Executive Officer
Dale Gibbons    Vice-Chairman and Chief Financial Officer
Timothy Boothe    Chief Administration Officer
Tim Bruckner    Chief Banking Officer for Regional Banking
Stephen Curley    Chief Banking Officer for National Business Lines
Lynne Herndon    Chief Credit Officer
{00133642; v1}

Jessica Jarvi    Chief Legal Officer
Barbara Kennedy    Chief Human Resources Officer
Emily Nachlas    Chief Risk Officer

OTHER OFFICERS

Kelly Ardrey    Chief Accounting Officer

DIRECTORS

Bruce Beach
Juan R. Figuereo
Howard N. Gould
Greta Guggenheim
Christopher A. Halmy
Mary Chris Jammet
Marianne Boyd Johnson
Mary Tuuk Kuras
Robert P. Latta
Anthony Meola
Bryan K. Segedi
Donald D. Snyder
Kenneth A. Vecchione
Exhibit B. Insider Employees

Title/Category
1.    Section 16 Insiders
2.    Members of the Senior Operating Committee
3.    Western Alliance Bank Subsidiary Directors
4.    The following members of each department listed below:
•    Legal Department: Attorneys and Corporate Paralegals
•    Financial Planning & Analysis Department: Enterprise Team members
•    Accounting Department: Accounting or Financial Reporting Managers
•    Investor Relations Department: All members
•    Tax & Treasury Departments: Senior members
5.    Other employees named as Corporate Officers pursuant to a resolution of the WAL Board.

Exhibit C. Legal Contact
[Personal contact information redacted]

{00133642; v1}